EXHIBIT 99.1

NBC Capital Corporation Reports Higher Third Quarter Income

    STARKVILLE, Miss.--(BUSINESS WIRE)--Oct. 19, 2005--NBC Capital Corporation (AMEX: NBY) today reported a 7.6% increase in net income to $3.4 million, or $0.42 per diluted share, for the third quarter ended September 30, 2005.
    "NBC's net income increased on the strength of higher margins and improved loan quality," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "We are pleased with our earnings performance this quarter since it included approximately $260,000 in expenses ($0.02 per share after-tax) related to strategic initiatives, including changing our bank's name to Cadence Bank.
    "We expect additional expenses in the fourth quarter related to the name change, consolidation of Enterprise National Bank in Memphis with Cadence to produce a single corporate structure and the opening of our de novo bank in Hoover, Alabama, part of the Birmingham MSA. We believe our new name, combined with our single bank corporate structure, will result in operating efficiencies and economies of scale in marketing our brand in the future. We are excited about creating a seamless branch system in Alabama, Mississippi and Tennessee under the Cadence bank name. We plan to seek shareholder approval next year to also change our corporate name to Cadence," stated Mr. Mallory.

    Third Quarter Results

    Net interest income rose 4.4% to $11.2 million in the third quarter of 2005 compared with $10.8 million in the third quarter of 2004. The growth in income was due to a 15 basis point improvement in margins offset by a 1.5% decline in average earning assets.
    Total interest income was $18.5 million for the third quarter of 2005 compared with $16.5 million in the third quarter of 2004. The increase in interest income was primarily due to higher yields. Interest and fees on loans increased 17.5% due to a 98 basis point increase in average yields. Average loans were up slightly to $808 million from the prior year's third quarter. Interest and dividends on investment securities were down 1.3% compared with the third quarter of 2004 due to a 10 basis point improvement in yield offset by a 4.0% decrease in average investment securities.
    "Loan demand continues to grow in our Tennessee markets," continued Mr. Mallory. "We plan to add three new branches in the greater Memphis area next year to capture additional market share. Loan demand in our Tuscaloosa market also remains very good. By contrast, loan growth in Mississippi has been only fair and actually curtailed by pay downs in several loan categories. However the market for deposits is less competitive and is providing an excellent base of lower cost deposits to fund loan growth.
    "Earlier this week, we opened our first bank office in Hoover, AL. This is an excellent market with good loan demand and a solid economic base. We plan to open additional offices in the Birmingham area during 2006 and are optimistic about building our loan portfolio through these new offices," continued Mr. Mallory.
    NBC's provision for loan losses was $535,000 in the third quarter compared with $805,000 in the same period last year. The decrease was primarily related to an overall improvement in loan quality and an improved economy in the Company's markets. At the end of the third quarter, the reserve for loan losses was $9.6 million, or 1.2% of total loans, compared with $11.1 million, or 1.4% of total loans, in the third quarter of 2004. Net interest income after provision for loan losses rose 7.4% to $10.7 million in the third quarter compared with $10.0 million last year. The Company is funding its reserves for loan losses at the maximum level permitted by its evaluation of reserve adequacy.
    Non-interest income declined 2.8% to $5.1 million compared with $5.2 million in the third quarter of 2004. The decrease in non-interest income was due primarily to lower service charges on deposits and mortgage fee income. These declines were offset somewhat by higher insurance commissions, other non-interest income and gains on securities.
    Non-interest expenses increased 1.8% to $11.1 million compared with the third quarter of 2004. The increase was due primarily to a 7.3% increase in salary and employee benefit costs offset by lower premises and other costs related to cost control measures implemented since the prior year and savings from the consolidation of Enterprise's operations following the acquisition.
    Income before taxes was $4.7 million in the third quarter of 2005 compared with $4.3 in the third quarter of 2004. The tax rate for the third quarter of 2005 was 26.9% compared with 25.7% in the same period last year.
    Net income for the third quarter of 2005 rose to $3.4 million, or $0.42 per diluted share, compared with net income of $3.2 million, or $0.39 per diluted share, in the third quarter of 2004.
    Return on average assets was 1.0% in the third quarter of 2005 compared with 0.9% in the same quarter of 2004. Return on average equity was 11.5% in the third quarter of 2005 and in 2004.

    Nine-Month Results

    Net income for the first nine months of 2005 rose 17.6% to $10.5 million, or $1.28 per diluted share, compared with $8.9 million, or $1.09 per diluted share, in the same period of 2004. Net interest income was $33.7 million in the first nine months of 2005 compared with $30.0 million in the same period of 2004.
    Book value per share was $14.60 at September 30, 2005, and $13.88 at September 30, 2004. Shareholders' equity was $119.3 million and $113.3 million at September 30, 2005 and 2004, respectively.

    2005 Expectations

    NBC expects earnings for 2005 to be in the range of $1.64 to $1.68 per diluted share compared with $1.50 reported in 2004. This represents an increase from previous guidance of $1.58 to $1.66 per diluted share. The 2005 earnings estimate includes one-time fourth quarter costs of approximately $0.03 -$0.05 per share related to the company's strategic plan, including costs associated with the name change, the de novo bank in Birmingham and the consolidation of the banks under a single corporate structure.
    Expectations for the fourth quarter of 2005 are for income to be in the range of $0.36 - $0.40 per share, including the estimated costs of $0.03 -$0.05 per share related to the company's strategic plan. Cash earnings(a) for the fourth quarter are expected to be in the range of $0.38 - $0.42 per share. Enterprise is expected to be slightly accretive to GAAP earnings during 2005. NBC's 2004 fourth quarter GAAP net income was $0.41 per diluted share.

    (a) Use of Non-GAAP Financial Measures

    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its third quarter results conference call to be held tomorrow, October 20, 2005. The live broadcast will be available on-line at www.nbcbankline.com under investor information and at www.investorcalendar.com beginning at 1:30 p.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products. NBC has offices in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



                        NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                             SEPTEMBER 30,
                 (In thousands, except share amounts)

                                                  2005        2004
                                               ----------  ----------
ASSETS:

Cash and Due From Banks                           $37,582     $33,267
Interest Bearing Deposits Due From Banks            1,320         376
                                               ----------  ----------
    Total Cash and Due From Banks                  38,902      33,643

Securities:
  Securities Available for Sale                   416,333     447,961
  Securities Held to Maturity                      23,748      25,692
                                               ----------  ----------
    Total Securities                              440,081     473,653

Federal Funds Sold and Securities Purchased
 Under Agreement To Resell                         10,471         901

Other Earning Assets                               16,705      16,068

Loans                                             810,303     810,712
Less: Reserve for Loan Losses                      (9,565)    (11,080)
                                               ----------  ----------
  Net Loans                                       800,738     799,632

Bank Premises And Equipment, Net                   17,967      19,443
Interest Receivable                                 7,777       7,295
Other Real Estate Owned                             5,297       2,100
Goodwill and Other Intangible Assets               39,932      41,004
Other Assets                                       23,875      20,565
                                               ----------  ----------
    Total Assets                               $1,401,745  $1,414,304
                                               ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                    $144,245    $132,665
Interest Bearing Deposits                         927,076     936,220
                                               ----------  ----------
    Total deposits                              1,071,321   1,068,885
Interest Payable                                    2,200       1,617
Federal Funds Purchased and Securities Sold
 Under Agreement to Repurchase                     54,739      44,281
Federal Home Loan Bank Borrowings                 101,727     136,366
Subordinated Debentures                            37,114      37,114
Other Liabilities                                  15,312      12,781
                                               ----------  ----------
    Total Liabilities                           1,282,413   1,301,044

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
  50,000,000 shares, Issued - 9,615,806 Shares
  at September 30, 2005 and September 30, 2004      9,616       9,616
Surplus And Undivided Profits                     142,014     134,096
Accumulated Other Comprehensive Income             (4,494)     (2,385)
Treasury Stock at Cost (1,445,295 shares at
 September 30, 2005 and 1,457,795 shares at
 September 30, 2004)                              (27,804)    (28,067)
                                               ----------  ----------
  Total Shareholders' Equity                      119,332     113,260
                                               ----------  ----------
    Total Liabilities And Shareholders'
     Equity                                    $1,401,745  $1,414,304
                                               ==========  ==========


                        NBC CAPITAL CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except average weighted shares and per share amounts)

                        FOR THE THREE MONTHS     FOR THE NINE MONTHS
                         ENDED SEPTEMBER 30      ENDED SEPTEMBER 30
                       ----------------------  ----------------------
                          2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
INTEREST INCOME:

Interest And Fees On
 Loans                    $13,578     $11,556     $38,631     $31,179
Interest And Dividends
 On Investment
 Securities                 4,773       4,838      14,549      13,821
Other Interest Income         145          72         396         264
                       ----------  ----------  ----------  ----------
  Total Interest Income    18,496      16,466      53,576      45,264

INTEREST EXPENSE:

Interest On Deposits        5,416       3,824      14,366      10,227
Interest On Borrowed
 Funds                      1,841       1,874       5,546       5,054
                       ----------  ----------  ----------  ----------
  Total Interest
   Expense                  7,257       5,698      19,912      15,281
                       ----------  ----------  ----------  ----------
  Net Interest Income      11,239      10,768      33,664      29,983
Provision For Loan
 Losses                       535         805       1,528       2,285
                       ----------  ----------  ----------  ----------
  Net Interest Income
   After Provision For
   Loan Losses             10,704       9,963      32,136      27,698
                       ----------  ----------  ----------  ----------

OTHER INCOME:

Service Charges On
 Deposit Accounts           2,092       2,319       5,997       6,454
Trust Department Income       489         497       1,588       1,499
Insurance Commission
 and Fee Income             1,233       1,202       3,589       3,445
Mortgage Loan Fee
 Income                       260         303         653         927
Other Non-Interest
 Income                       955         878       3,292       2,819
Gains (Losses) On
 Securities - Net              59          33         153         130
                       ----------  ----------  ----------  ----------
  Total Other Income        5,088       5,232      15,272      15,274
                       ----------  ----------  ----------  ----------

OTHER EXPENSE:

Salaries & Employee
 Benefits                   6,402       5,967      18,789      17,479
Net Premises And Fixed
 Asset Expense              1,495       1,584       4,603       4,244
Other Operating Expense     3,240       3,387       9,619       8,987
                       ----------  ----------  ----------  ----------
  Total Other Expense      11,137      10,938      33,011      30,710
                       ----------  ----------  ----------  ----------

Income Before Income
 Taxes                      4,655       4,257      14,397      12,262
Applicable Income Tax
 Expense                    1,254       1,096       3,915       3,347
                       ----------  ----------  ----------  ----------
  Net Income               $3,401      $3,161     $10,482      $8,915
                       ==========  ==========  ==========  ==========

Earnings Per Share:
  Basic                     $0.42       $0.39       $1.28       $1.09
  Diluted                   $0.42       $0.39       $1.28       $1.09
                       ==========  ==========  ==========  ==========

Average Weighted Shares:
  Primary               8,165,750   8,158,011   8,164,445   8,162,450
  Diluted               8,182,751   8,182,414   8,179,889   8,189,506


                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)

FOR THE THREE MONTHS
 ENDED SEPTEMBER 30:                              2005        2004
                                               ----------  ----------

Net Earnings                                       $3,401      $3,161
Basic and Diluted Earnings Per Share                 0.42        0.39
Cash Dividends Per Share                             0.25        0.24

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        0.9%
Return on Average Equity                             11.5%       11.5%


FOR THE NINE MONTHS
 ENDED SEPTEMBER 30:                              2005        2004
                                               ----------  ----------

Net Earnings                                      $10,482      $8,915
Basic and Diluted Earnings Per Share                 1.28        1.09
Cash Dividends Per Share                             0.73        0.72

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        0.9%
Return on Average Equity                             12.0%       10.7%


SELECTED BALANCES AT
 SEPTEMBER 30:                                    2005        2004
                                               ----------  ----------

Total Assets                                   $1,401,745  $1,414,304
Deposits and Securities Sold Under
 Agreements to Repurchase                       1,096,884   1,080,720
Loans                                             810,303     810,712
Total Securities                                  440,081     473,653
Shareholders' Equity                              119,332     113,260
Market Price Per Share                              25.08       25.62
Book Value Per Share                                14.60       13.88

    CONTACT: NBC Capital Corporation, Starkville
             Richard T. Haston, 662-324-4258